StockVest
52 Riley Road Suite 376
Celebration, FL
34747

April 21, 2020

Ping Kee Lau
Executive Director
Sharing Economy International Inc.
M03, 3/F, Eton Tower
8 Hysan Avenue, Causeway Bay, Hong Kong

Consulting, Public Relations and Marketing Letter Agreement.

This letter shall serve as an agreement (this "Agreement") by and between Sharing Economy International Inc. (SEII) and StockVest whereby StockVest will provide advertising, promotional and marketing services for SEII in accordance with the terms set forth below.

CONTRACT TERM

May 1, 2020 – August 1, 2020

SERVICES

StockVest will begin coverage and launch a market awareness campaign and perform various public and investor relation services including but not limited to, news dissemination, creation and distribution of investor information, double opt-in email campaigns, internet profiles and social media feeds.

All services fully comply with all SEC rules, regulations and guidelines.

INITIAL PAYMENT

In consideration of the foregoing services performed by StockVest, SEII shall pay a fee of 400,000 restricted shares on or before April 30, 2020.

The certificates are to be titled as follows: StockVest
The certificate shall be sent by overnight delivery to:
StockVest
52 Riley Road
Suite #376
Celebration, FL 34747

REPRESENTATIONS AND INDEMNITY

This Agreement shall create a binding agreement for the Services, and each party agrees to be bound by the terms and conditions contained herein. Each party represents and warrants to the other that it has the right to enter into this Agreement, and has the ability to perform its obligations hereunder. Each party further represents and warrants that the Services, will not violate or infringe upon the intellectual property rights of any third party; or violate any applicable laws and/or regulations. StockVest makes no representation or warranty as to the effectiveness or level of success of the Campaign and as such this Agreement cannot be cancelled. Nothing in this Agreement will be construed as a guarantee regarding the outcome of future stock price. All shares are considered beneficially owned and fully earned upon execution of this agreement, the shares are not compensation for future services. This document constitutes the entire agreement and understanding of the parties. No verbal agreements are binding. This Contract shall be governed by the laws of the State of Florida. Any claims or legal action arising from this contract shall be held in Osceola County, Florida. Each party shall, at its own expense, indemnify, defend, and hold harmless the other party and its affiliates from and against any claim, actions, liabilities, and damages, and any costs or expenses incurred in defending against same (including reasonable attorneys' fees), arising from any breach or alleged breach of the indemnifying party's representations and warranties.

GENERAL

Neither party shall be liable for failure to perform its obligations under this Agreement in the event of an Act of God, action by any governmental or quasi-governmental entity, fire, flood, insurrection, riot, explosion, power interruption or any condition beyond the reasonable control of the party affected by any such act.

We look forward to starting our business relationship together, and are eager to begin working on your campaign. If the foregoing meets with your approval, please execute this Agreement below and email to Art@StockVest.

Art Brent
StockVest Executive Director

AGREED AND ACCEPTED
AS OF April 21, 2020, BY:

Ping Kee Lau
Executive Director